EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contact:

David Carlson Executive Vice President and Chief Financial Officer LaCrosse Footwear, Inc. 503-766-1010 (ext. 1331)	Michael Newman Investor Relations StreetConnect, Inc. 800-654-3517
LACROSSE FOOTWEAR REPORTS
FOURTH QUARTER AND YEAR-END RESULTS
Innovative New Products Drive Growth and Strong Operating Performance
Portland, Ore.—February 6, 2006 — LaCrosse Footwear, Inc. (Nasdaq/NMS: BOOT), a leading provider of branded work and outdoor footwear for expert users, today reported results for the fourth quarter and year ended December 31, 2005.
For the fourth quarter of 2005, LaCrosse reported consolidated net sales of $29.7 million, up 4% from $28.7 million in the fourth quarter of 2004. Sales in 2004 included General Services Administration (GSA) delivery orders for uniform boots, which was not part of an ongoing contract, and the former PVC boot line (PVC). Excluding sales of $2.2 million from GSA delivery orders and $0.3 million from PVC in the fourth quarter of 2004, consolidated net sales grew 14% year-over-year in the same period of 2005. For the full year 2005, net sales were $99.4 million, compared to $105.5 million in 2004. Excluding sales of $9.8 million from GSA delivery orders and $5.1 million from PVC in the full year 2004, consolidated net sales grew 10% during 2005.
Sales to the outdoor market were $14.2 million for the fourth quarter and $48.9 million for the full year of 2005, up 9% from $13.0 million and $44.8 million, respectively, for the same periods of 2004. The growth in outdoor sales primarily reflects the Company’s successful introduction of innovative products and continued penetration into the hunting boot market.
Sales to the work market were $15.5 million for the fourth quarter and $50.4 million for the full year of 2005, compared to $15.7 million and $60.7 million, respectively, for the same periods of 2004. Excluding the GSA and PVC sales, work sales grew 18% and 10%, respectively, for the fourth quarter and the full year of 2005. The growth in work sales primarily reflects the successful introduction of innovative products and continued penetration into the general work and uniform boot markets.
The Company has continued to improve its gross margins, which were 36.6% of consolidated net sales in the fourth quarter of 2005, up from 36.1% in the same period of 2004. For the full year 2005, gross margins were 36.6%, up from 33.8% in 2004. The margin improvement was primarily due to the Company’s strategic departure from lower margin products, such as the PVC boot line, along with increased sales of higher-margin products.
Operating expenses for the fourth quarter of 2005 were $7.5 million, down 3% from the same period in 2004. Operating expenses for the full year of 2005 were down 1% from 2004. The operating expense reduction in

2005 was a result of reduced total incentive compensation of $0.9 million and a decrease of $0.5 million of expense associated with the Claremont, New Hampshire facility, which ceased operations in 2004. This decrease was primarily offset by increased compensation costs for product development and sales.
Income before taxes was $3.3 million in the fourth quarter of 2005, up 27% from $2.6 million in the same period of 2004. For the full year 2005, income before taxes was $8.3 million, up 15% from $7.2 million in 2004.
Net income was $2.0 million or $0.33 per common share in the fourth quarter of 2005, compared to $2.2 million or $0.37 per common share in the same period of 2004. For the full year 2005, net income was $5.2 million or $0.85 per common share, compared to $7.0 million or $1.15 per common share in 2004. Results in the fourth quarter and full year 2005 included an income tax expense of $1.2 million and $3.1 million, respectively, compared to an income tax expense of $0.3 million in the same periods of 2004, due to the use of federal net operating loss carryforwards, which were fully utilized during 2004.
In 2006 the Company is required to adopt Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment. Although the Company has not completed its evaluation of the impact SFAS 123R will have on its future financial statements, the Company estimates the impact on 2006 operations will be an expense ranging from $.05 to $.07 per common share, after taxes. This estimate is subject to change as the actual future expense under SFAS 123R is dependent upon many factors, including the number of stock options granted in the future as well as their related terms. If the Company had applied this new standard in 2005, net income per common share in 2005 would have been reduced by $.05 per common share.
Inventory was $24.9 million at the end of 2005, up from $17.0 million at the end of 2004, but down from $32.4 million at the end of the third quarter of 2005. The year-over-year inventory increase was a result of bringing innovative new products to market, reducing customer service response times and taking a strong position with core products to capture growth. The sequential reduction in inventory during the fourth quarter resulted from strong sales and bringing inventory levels in line with expected seasonal demand for the first half of the year.
“We are pleased with our sales and earnings performance in our core work and outdoor business for the fourth quarter and the year,” said Joseph P. Schneider, CEO of LaCrosse Footwear. “During the quarter, we continued to increase our brand equity and capture market share in both the work and outdoor footwear markets. Throughout 2005, we made good progress in leveraging our investment in innovative boot technology, introducing a broader selection of more compelling, high-performance footwear and extending our powerful brands into new product categories. We also strengthened our sales and marketing efforts and significantly enhanced our customer service and overall operating efficiencies.”
“Moving into 2006, we are very encouraged by our customers’ interest in our new spring and fall product lines. We also believe that our investment in the new distribution facility, anticipated to be operational by mid-year, will help us continue to improve our customer responsiveness and manage our growth. Going forward, we plan to continue to focus on the fundamentals of our business: extending our strong brands across a broader premium-quality product offering; infusing innovative technology across multiple product categories; increasing brand equity through intensified marketing in specialized work and outdoor markets; strengthening our nationwide and international distribution channels; and continuously enhancing customer service. We are excited about our opportunities for growth in 2006 and beyond.”
     LaCrosse will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.lacrossefootwearinc.com under “Investor Events”

or by calling 800-218-0204 or +1 303-262-2130. A 48-hour replay will be available by calling 800-405-2236 or +1 303-590-3000 (Reservation No. 11050035). A replay will also be available on the Company’s website.
About LaCrosse Footwear
LaCrosse Footwear is a leading developer and marketer of branded, premium and innovative footwear for expert work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are distributed domestically through a nationwide network of specialty retailers and distributors, and internationally through distributors in Asia and Europe. Work customers include people in law enforcement, agriculture, firefighting, construction, industry, military services and other occupations that need high-performance and protective footwear as a critical tool for the job. Outdoor customers include people active in hunting, outdoor cross training, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com, www.danner.com, www.firetechboots.com and www.lacrossesafety.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.
Forward-Looking Statements
This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward-looking statements such as statements of the Company’s anticipated sales and earnings are dependent on a number of factors that could affect the Company’s operating results and could cause the Company’s actual future results to differ materially from any results indicated in this release or in any forward-looking statements made by, or on behalf of the Company. These factors include, but are not limited to:
•	Foreign-sourced products and concentrations of currency, and political risks, primarily in China.
•	Commodity price increases including: rubber and petroleum. Price increases will affect transportation costs, footwear component costs, and ultimately product costs.
•	Consumer confidence and related demand for footwear, including work and outdoor footwear.
•	Weather and its impact on the demand for outdoor footwear.
•	Dealer inventory levels, and related sell through of products.
•	Consolidation of the retail customer base.
•	Concentration of credit risk as retailers continue to fund expansion of store growth
•	Company inventory levels, including inventory levels required for foreign-sourced product and the related need for accurate forecasting and the limited ability to resupply dealers for fill-in orders for foreign-sourced product.
•	Potential problems associated with the manufacture, transportation and delivery of foreign-sourced product.
•	United States and/or foreign trading rules, regulations and policies, including export/import regulations, duties, and regulations affecting manufacturers and/or importers.
•	General domestic economic conditions, including interest rates and foreign currency exchange rates.
•	Uncertainties related to new product development and innovation and acceptance in the marketplace of such products.
•	The potential for dealers and distributors to source product directly.
The Company cannot provide any assurance that future results will meet expectations. Results could differ materially based on various factors, including Company performance and market conditions. In addition, historical information should not be considered an indicator of future performance. Additional factors may be detailed in LaCrosse Footwear’s Annual Report on Form 10-K for the year ended December 31, 2004. The Company has no obligation to update or revise forward-looking statements to reflect the occurrence of future events or circumstances.
LaCrosse Footwear, Inc.
SELECTED FINANCIAL DATA
(Amounts in thousands, except per share amounts)

	(unaudited)

	Quarter Ended		Year Ended
Condensed Consolidated Statements of	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004
Operations
Net Sales	$29,739	$28,660	$99,378	$105,470
Cost of goods sold	18,844	18,324	63,032	69,822

Gross profit	10,895	10,336	36,346	35,648
Operating expenses	7,543	7,735	27,737	28,008

Operating income	3,352	2,601	8,609	7,640
Non-operating expenses, net	(68)	(47)	(311)	(398)

Income before income taxes	3,284	2,554	8,298	7,242
Income tax expense	1,239	331	3,064	269

Net income	$2,045	$2,223	$5,234	$6,973

Net income per common share, basic	$0.34	$0.38	$0.88	$1.18
Net income per common share, diluted	$0.33	$0.37	$0.85	$1.15

Weighted average shares outstanding:
Basic	5,984	5,903	5,954	5,891
Diluted	6,172	6,090	6,166	6,070

Supplemental Information-Unaudited
Work Market Sales	$15,501	$15,651	$50,436	$60,660
Outdoor Market Sales	14,238	13,009	48,942	44,810

	$29,739	28,660	$99,378	$105,470

GSA Delivery Order Sales	$—	$2,195	$—	$9,759
Discontinued PVC Boot Line Sales	$—	$326	$71	$5,108

LaCrosse Footwear, Inc.
SELECTED FINANCIAL DATA
(Amounts in thousands)
Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2005	2004
ASSETS:
Cash and cash equivalents	6,113	$7,149
Accounts receivable, net	16,684	15,613
Inventories, net	24,865	16,962
Prepaid expenses and other assets	2,306	2,792

Total current assets	49,968	42,516
Property and equipment, net	3,047	3,557
Goodwill and other assets	11,568	11,715

Total Assets	$64,583	$57,788

LIABILITIES & EQUITY:
Accounts payable and accrued liabilities	8,923	7,527
Other long-term liabilities	5,183	5,110
Total shareholders’ equity	50,477	45,151

Total Liabilities and Equity	$64,583	$57,788

END

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